Exhibit 99.1

IAC REPORTS Q3 2018 - REVENUE UP 33% TO MORE THAN $1.1 BILLION

NEW YORK— November 7, 2018—IAC (NASDAQ: IAC) released its third quarter 2018 results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2018	Q3 2017	Growth

Revenue	$1,104.6	$828.4	33%
Operating income (loss)	172.8	(18.6)	NM
Net earnings	145.8	179.6	-19%
GAAP Diluted EPS	1.49	1.79	-16%
Adjusted EBITDA	267.3	137.6	94%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q3 2018 HIGHLIGHTS

•                  Year-to-date net cash provided by operations increased $373.9 million to $671.7 million and Free Cash Flow increased $370.3 million to $611.6 million.

•                  ANGI Homeservices revenue increased 67% to $303.1 million, reflecting the combination with Angie’s List on September 29, 2017.  On a pro forma basis (including Angie’s List for the entire prior year period), revenue increased 21% to $303.8 million.  Excluding transaction-related items in connection with the Angie’s List transaction and the Handy acquisition, operating income was $51.8 million and Adjusted EBITDA was $80.0 million, which represents a 26% Adjusted EBITDA margin.

•                  Match Group total Average Subscribers increased 23% to 8.1 million, driven by 61% growth in Tinder Average Subscribers to 4.1 million.  Match Group declared a special dividend of $2.00 per share.

•                  Vimeo subscribers increased 10% to 932,000 and SaaS revenue, excluding acquisitions, increased 29%.

•                  At Applications, Mobile revenue increased to $35.4 million, comprising 23% of total segment revenue in the quarter.  Total segment operating income was $33.0 million and Adjusted EBITDA was $35.0 million.

•                  At Publishing, Dotdash revenue increased 35% to $30.1 million.  Total segment operating income was $17.4 million and Adjusted EBITDA was $18.5 million.

•                  Subsequent to Q3 2018:

•                  ANGI Homeservices completed the acquisition of Handy Technologies, Inc.

•                  IAC completed the acquisition of TelTech, a developer of mobile applications including RoboKiller and TapeACall, within its Applications segment

•                  IAC entered into an agreement to sell Dictionary LLC and sold the television business of Electus, for an aggregate of approximately $130 million cash

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2018	Q3 2017	Growth
	$ in millions
Revenue
Match Group	$443.9	$343.4	29%
ANGI Homeservices	303.1	181.7	67%
Video	64.2	78.3	-18%
Applications	154.0	136.3	13%
Publishing	139.4	88.8	57%
Inter-segment eliminations	(0.1)	(0.1)	43%
	$1,104.6	$828.4	33%

Operating Income (Loss)
Match Group	$139.9	$91.0	54%
ANGI Homeservices (a) (b)	33.5	(112.5)	NM
Video	(10.2)	(1.8)	-466%
Applications	33.0	29.4	12%
Publishing	17.4	5.7	206%
Corporate	(40.8)	(30.3)	-34%
	$172.8	$(18.6)	NM

Adjusted EBITDA
Match Group	$165.0	$119.6	38%
ANGI Homeservices (a) (b)	77.7	(2.3)	NM
Video	(7.4)	(0.8)	-799%
Applications	35.0	31.1	13%
Publishing	18.5	7.1	161%
Corporate	(21.5)	(17.1)	-26%
	$267.3	$137.6	94%

(a) Q3 2018 operating income of $33.5 million at ANGI Homeservices includes $16.0 million in stock-based compensation expense and $1.0 million of other transaction-related items in connection with the Angie’s List transaction as well as $1.3 million in transaction-related costs in connection with the Handy acquisition; excluding these items, operating income would have been $51.8 million and Adjusted EBITDA would have been $80.0 million.

(b) Q3 2017 operating loss of $112.5 million at ANGI Homeservices includes $96.9 million in stock-based compensation expense and $26.0 million of other transaction-related items in connection with the Angie’s List transaction.

Match Group

•                  Revenue growth was due primarily to increased subscribers and ARPU at Tinder, partially offset by unfavorable foreign exchange effects.

•                  Operating income and Adjusted EBITDA grew faster than revenue due to the impact of the ongoing shift toward brands with lower marketing spend as a percentage of revenue, particularly Tinder, partially offset by higher cost of revenue due to in-app purchase fees as revenue is increasingly sourced through mobile app stores and $3.8 million in Q3 2018 related to increased litigation costs and Hinge acquisition-related expenses.

Please refer to the Match Group Q3 2018 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 67% to $303.1 million driven by a full quarter contribution from Angie’s List following the completion of the combination of HomeAdvisor and Angie’s List to create ANGI Homeservices on September 29, 2017, as well as:

•                  36% Marketplace growth driven by a 28% increase in service requests to 6.4 million, a 19% increase in paying service professionals to 206,000 and a 14% increase in revenue per paying service professional to a record high of $1,034

•                  13% growth in Europe

•                  Pro forma revenue (including Angie’s List for the entire prior year period) increased 21% to $303.8 million, accelerating from 17% year-over-year growth in Q2 2018.

•                  Operating income was $33.5 million in Q3 2018 compared to an operating loss of $112.5 million in Q3 2017 reflecting:

•                  Adjusted EBITDA of $77.7 million in Q3 2018 compared to an Adjusted EBITDA loss of $2.3 million in Q3 2017 reflecting:

•                  $0.3 million of severance, retention, transaction and integration-related costs in connection with the Angie’s List transaction in Q3 2018 compared to $26.0 million in Q3 2017

•                  Lower selling and marketing expense as a percentage of revenue

•                  $0.7 million deferred revenue write-offs in Q3 2018 in connection with the Angie’s List transaction compared to $0.1 million in Q3 2017

•                  $1.3 million in transaction-related costs in connection with the Handy acquisition

•                  A decrease in stock-based compensation expense of $81.5 million driven by $96.9 million expense in connection with the Angie’s List transaction in Q3 2017 compared to $16.0 million in Q3 2018

•                  An increase in amortization of intangibles of $12.8 million driven by the Angie’s List transaction

Please refer to the ANGI Homeservices Q3 2018 earnings release for further detail.

Video

•                  Revenue decreased 18% to $64.2 million driven by lower revenue from IAC Films (due to the sale of a film in Q3 2017), Electus and Daily Burn (moved to Applications effective April 1, 2018), partially offset by strong growth at Vimeo.

•                  Operating loss increased $8.4 million to $10.2 million due primarily to higher losses at Electus and lower profits at IAC Films.

Applications

•                  Applications revenue is now presented as follows:

•                  Mobile - revenue generated primarily by mobile applications distributed through iOS and Android

•                  Desktop - revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships

•                  Revenue increased 13% to $154.0 million due to a 158% increase in Mobile, partially offset by a 3% decline in Desktop.  Mobile revenue growth was driven by 77% growth related to the ongoing transition to subscription products, higher marketing and new products.  In addition, Mobile revenue growth was attributable to iTranslate (acquired in Q1 2018) and Daily Burn (moved to Applications effective April 1, 2018).

Publishing

•                  Revenue increased 57% to $139.4 million due to:

•                  35% higher Dotdash revenue

•                  73% higher Ask & Other revenue

•                  Q3 2018 operating income and Adjusted EBITDA include a benefit of $4.8 million related to a favorable legal settlement.

Corporate

Operating loss increased $10.4 million due to a $6.0 million increase in stock-based compensation expense, due primarily to a mark-to-market adjustment, and a $4.4 million increase in Adjusted EBITDA losses driven by higher compensation costs.

Free Cash Flow

For the nine months ended September 30, 2018, Free Cash Flow increased $370.3 million to $611.6 million due primarily to higher Adjusted EBITDA.

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2018	2017
Net cash provided by operating activities	$671.7	$297.8
Capital expenditures	(60.1)	(56.5)
Free Cash Flow	$611.6	$241.3

Income Taxes

The Q3 2018 income tax benefit of $18.2 million was due primarily to the excess tax benefits generated by the exercise and vesting of stock-based awards.

The Q3 2017 income tax benefit of $279.5 million was due primarily to the excess tax benefits generated by the exercise and vesting of stock-based awards.

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, November 8, 2018, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2018:

•                  IAC had 83.5 million common and Class B common shares outstanding.

•                  On a consolidated basis, the Company had $1.9 billion in cash and cash equivalents and marketable securities, of which IAC held $1.2 billion, Match Group held $402.6 million and ANGI Homeservices held $314.4 million.

•                  On a consolidated basis, the Company had $2.1 billion in long-term debt, of which IAC owed $552.0 million, Match Group owed $1.3 billion and ANGI Homeservices owed $264.7 million.

•                  IAC had a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of September 30, 2018 and currently remain undrawn.

On November 5, 2018, IAC extended the term of its revolving credit facility to November 5, 2023 and reduced the facility to $250 million.  Concurrently, ANGI Homeservices entered into a $250 million five-year revolving credit facility and extended the maturity of its term loan A to November 5, 2023.

On November 6, 2018, Match Group declared a special dividend of $2.00 per share of Match Group common stock and Class B common stock, payable on December 19, 2018 to stockholders of record as of the close of business on December 5, 2018.

Between August 7, 2018 and November 2, 2018, Match Group repurchased 0.4 million of its common shares for an aggregate of $21.1 million (average price of $50.59 per share).

IAC currently has 8.0 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

For Match Group as of September 30, 2018, IAC’s economic interest was 80.9% and IAC’s voting interest was 97.5%.  IAC held 225.3 million shares.

For ANGI Homeservices as of September 30, 2018, IAC’s economic interest was 86.3% and IAC’s voting interest was 98.4%.  IAC held 415.9 million shares.  Subsequent to September 30, 2018:

•                  IAC was issued 5.1 million shares of Class B common stock of ANGI Homeservices pursuant to the post-closing adjustment provision of the Angie’s List merger agreement

•                  ANGI Homeservices issued 8.6 million shares of its Class A common stock in connection with the Handy transaction

After giving effect to these two transactions, IAC’s economic interest in ANGI Homeservices would be approximately 84.9% and IAC’s voting interest in ANGI Homeservices would be approximately 98.3%.

OPERATING METRICS

	Q3 2018	Q3 2017	Growth

Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$233.6	$186.9	25%
International (c)	197.9	143.2	38%
Total Direct Revenue (a)	$431.5	$330.1	31%
Indirect Revenue	12.4	13.3	-7%
Total Revenue	$443.9	$343.4	29%

Average Subscribers (in thousands) (d)
North America (b)	4,278	3,615	18%
International (c)	3,812	2,944	29%
Total Average Subscribers	8,090	6,559	23%

ARPU(e)
North America (b)	$0.59	$0.56	6%
International (c)	$0.55	$0.52	7%
Total ARPU	$0.57	$0.54	6%

ANGI Homeservices

Revenue ($ in millions)

Actual
Marketplace (f)	$213.0	$156.6	36%
Advertising & Other (g)	73.5	10.5	600%
Total North America	$286.6	$167.1	72%
Europe	16.5	14.6	13%
Total ANGI Homeservices revenue	$303.1	$181.7	67%

Pro Forma (h)
Marketplace (f)	$213.0	$156.6	36%
Advertising & Other (g)	74.3	80.2	-7%
Total North America	$287.3	$236.8	21%
Europe	16.5	14.6	13%
Total ANGI Homeservices revenue	$303.8	$251.4	21%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (f)(i)	6,405	5,023	28%
Marketplace Paying Service Professionals (in thousands) (f)(j)	206	172	19%
Marketplace Revenue per Paying Service Professional (f)(k)	$1,034	$908	14%
Advertising Service Professionals (in thousands) (l)	37	47	-21%

See notes on following page

OPERATING METRICS — continued

	Q3 2018	Q3 2017	Growth

Video (in thousands)
Vimeo Ending Subscribers (m)	932	847	10%

Applications (in millions)
Revenue
Desktop (n)	$118.5	$122.6	-3%
Mobile (o)	35.4	13.7	158%
Total Revenue	$154.0	$136.3	13%

Publishing (in millions)
Revenue
Premium Brands (p)	$39.1	$30.6	28%
Ask & Other (q)	100.3	58.1	73%
Total Revenue	$139.4	$88.8	57%

(a)   Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b)   North America consists of our businesses for users located in the United States and Canada.

(c)    International consists of our businesses for users located outside of the United States and Canada.

(d)   Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(e)    ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)      Reflects the HomeAdvisor domestic marketplace service, including consumer connection revenue for consumer matches and membership subscription revenue from service professionals.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars and Felix.

(g)   Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and Felix.

(h)   Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes deferred revenue write-offs of $0.7 million in Q3 2018 and $0.1 million in Q3 2017 in connection with the Angie’s List transaction.

(i)      Fully completed and submitted domestic customer service requests to HomeAdvisor.

(j)      The number of HomeAdvisor domestic service professionals that had an active subscription and/or paid for consumer matches in the last month of the period.  An active subscription is a subscription for which HomeAdvisor was recognizing revenue on the last day of the relevant period.

(k)    Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l)      Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m) The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(n)   Desktop is comprised of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

(o)   Mobile includes Apalon, iTranslate and Daily Burn and is comprised primarily of revenue generated by mobile applications distributed through iOS and Android.

(p)   Premium Brands revenue is composed of Dotdash (including Investopedia), Dictionary.com and The Daily Beast.

(q)   Ask & Other revenue is principally composed of the Ask Media Group, BlueCrew and CityGrid.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/2/18	Dilution at:

Share Price			$198.75	$200.00	$205.00	$210.00	$215.00

Absolute Shares as of 11/2/18	83.5		83.5	83.5	83.5	83.5	83.5

RSUs	0.5		0.1	0.1	0.1	0.1	0.1
Non-publicly traded subsidiary denominated equity awards	0.2		0.0	0.0	0.0	0.0	0.0
Options	5.9	$62.85	3.1	3.1	3.1	3.2	3.2
Warrants	3.4	$229.70	0.0	0.0	0.0	0.0	0.0
Total Dilution			3.3	3.3	3.3	3.3	3.4
% Dilution			3.8%	3.8%	3.8%	3.8%	3.9%
Total Diluted Shares Outstanding			86.8	86.8	86.8	86.8	86.9

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:

RSUs and subsidiary denominated equity awards (excluding all ANGI Homeservices and Match Group and their subsidiary denominated awards) — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $58.7 million, assuming a stock price of $198.75 and a 50% withholding rate.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares.

Options — The cash generated from the exercise of all vested and unvested options, consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is assumed to be used to repurchase IAC shares.

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue	$1,104,592	$828,434	$3,158,789	$2,356,654
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	237,238	166,290	657,424	451,281
Selling and marketing expense	386,802	352,879	1,159,294	1,023,394
General and administrative expense	190,903	235,580	563,450	529,397
Product development expense	77,740	70,645	230,122	180,835
Depreciation	18,925	17,263	56,987	55,490
Amortization of intangibles	20,152	4,366	60,293	22,151
Total operating costs and expenses	931,760	847,023	2,727,570	2,262,548

Operating income (loss)	172,832	(18,589)	431,219	94,106

Interest expense	(27,610)	(25,036)	(81,471)	(74,556)
Other income (expense), net	8,113	(10,216)	174,635	(7,700)
Earnings (loss) before income taxes	153,335	(53,841)	524,383	11,850
Income tax benefit	18,242	279,480	15,887	322,809
Net earnings	171,577	225,639	540,270	334,659
Net earnings attributable to noncontrolling interests	(25,803)	(45,996)	(105,061)	(62,539)
Net earnings attributable to IAC shareholders	$145,774	$179,643	$435,209	$272,120

Per share information attributable to IAC shareholders:
Basic earnings per share	$1.75	$2.22	$5.22	$3.43
Diluted earnings per share	$1.49	$1.79	$4.55	$2.82

Stock-based compensation expense by function:
Cost of revenue	$512	$414	$1,937	$1,389
Selling and marketing expense	1,837	20,970	5,679	24,420
General and administrative expense	44,242	94,432	134,743	153,123
Product development expense	8,772	18,656	29,647	28,430
Total stock-based compensation expense	$55,363	$134,472	$172,006	$207,362

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$1,670,984	$1,630,809
Marketable securities	208,555	4,995
Accounts receivable, net of allowance	347,158	304,027
Other current assets	246,197	185,374
Total current assets	2,472,894	2,125,205

Property and equipment, net of accumulated depreciation and amortization	308,465	315,170
Goodwill	2,572,221	2,559,066
Intangible assets, net of accumulated amortization	624,102	663,737
Long-term investments	217,615	64,977
Deferred income taxes	84,817	66,321
Other non-current assets	92,233	73,334
TOTAL ASSETS	$6,372,347	$5,867,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	76,193	76,571
Deferred revenue	381,397	342,483
Accrued expenses and other current liabilities	422,165	366,924
Total current liabilities	893,505	799,728

Long-term debt, net	1,983,993	1,979,469
Income taxes payable	25,241	25,624
Deferred income taxes	34,861	35,070
Other long-term liabilities	36,625	38,229

Redeemable noncontrolling interests	69,530	42,867

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common stock	262	261
Class B convertible common stock	16	16
Additional paid-in capital	11,955,629	12,165,002
Retained earnings	1,067,042	595,038
Accumulated other comprehensive loss	(112,855)	(103,568)
Treasury stock	(10,309,612)	(10,226,721)
Total IAC shareholders’ equity	2,600,482	2,430,028
Noncontrolling interests	728,110	516,795
Total shareholders’ equity	3,328,592	2,946,823
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,372,347	$5,867,810

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$540,270	$334,659
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	172,006	207,362
Amortization of intangibles	60,293	22,151
Depreciation	56,987	55,490
Bad debt expense	35,521	20,935
Deferred income taxes	(36,866)	(344,120)
Unrealized gains on equity securities, net	(126,444)	—
Gains from the sale of investments and businesses, net	(27,240)	(24,031)
Other adjustments, net	12,677	35,662
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(78,665)	(78,612)
Other assets	(48,935)	(17,326)
Accounts payable and other liabilities	57,891	36,407
Income taxes payable and receivable	1,971	4,433
Deferred revenue	52,234	44,791
Net cash provided by operating activities	671,700	297,801
Cash flows from investing activities:
Acquisitions, net of cash acquired	(17,635)	(69,113)
Capital expenditures	(60,113)	(56,519)
Proceeds from maturities and sales of marketable debt securities	125,000	114,350
Purchases of marketable debt securities	(326,906)	(24,909)
Purchases of investments	(32,180)	(9,105)
Net proceeds from the sale of investments and businesses	28,630	125,220
Other, net	9,646	1,319
Net cash (used in) provided by investing activities	(273,558)	81,243
Cash flows from financing activities:
Repurchases of IAC debt	(363)	(31,590)
Proceeds from issuance of Match Group debt	—	75,000
Principal payments on ANGI Homeservices debt	(10,313)	—
Purchase of IAC treasury stock	(82,891)	(56,424)
Purchase of Match Group treasury stock	(86,239)	—
Proceeds from the exercise of IAC stock options	38,903	69,065
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	2,876	57,705
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(3,011)	(57,180)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(208,962)	(228,978)
Purchase of Match Group stock-based awards	—	(272,459)
Purchase of noncontrolling interests	(4,798)	(13,011)
Acquisition-related contingent consideration payments	(185)	(27,289)
Debt issuance costs	—	(2,637)
Other, net	(4,873)	(5,002)
Net cash used in financing activities	(359,856)	(492,800)
Total cash provided (used)	38,286	(113,756)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(207)	9,401
Net increase (decrease) in cash, cash equivalents, and restricted cash	38,079	(104,355)
Cash, cash equivalents, and restricted cash at beginning of period	1,633,682	1,360,199
Cash, cash equivalents, and restricted cash at end of period	$1,671,761	$1,255,844

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$139.9	$16.1	$8.5	$0.4	$0.1	$165.0
ANGI Homeservices	33.5	22.5	6.1	15.6	—	77.7
Video	(10.2)	0.3	0.4	2.1	—	(7.4)
Applications	33.0	—	0.6	1.3	—	35.0
Publishing	17.4	—	0.4	0.6	—	18.5
Corporate	(40.8)	16.4	2.9	—	—	(21.5)
Total	$172.8	$55.4	$18.9	$20.2	$0.1	$267.3

	For the three months ended September 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$91.0	$19.9	$8.1	$0.4	$0.1	$119.6
ANGI Homeservices	(112.5)	104.0	3.5	2.8	—	(2.3)
Video	(1.8)	0.1	0.5	0.3	—	(0.8)
Applications	29.4	—	1.2	0.5	—	31.1
Publishing	5.7	—	1.1	0.3	—	7.1
Corporate	(30.3)	10.4	2.9	—	—	(17.1)
Total	$(18.6)	$134.5	$17.3	$4.4	$0.1	$137.6

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$402.3	$49.8	$25.1	$0.9	$0.3	$478.3
ANGI Homeservices	46.0	69.4	18.2	47.7	—	181.3
Video	(41.1)	1.7	1.5	6.4	—	(31.4)
Applications	91.6	—	2.1	3.4	—	97.1
Publishing	46.0	—	1.6	1.9	—	49.4
Corporate	(113.6)	51.0	8.5	—	—	(54.0)
Total	$431.2	$172.0	$57.0	$60.3	$0.3	$720.8

	For the nine months ended September 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$232.9	$53.6	$23.6	$1.2	$4.4	$315.7
ANGI Homeservices	(115.3)	120.3	9.7	6.9	—	21.6
Video	(25.2)	0.3	1.6	0.9	—	(22.4)
Applications	101.3	—	3.1	1.6	0.5	106.6
Publishing	(3.0)	—	4.0	10.0	—	11.0
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(91.0)	31.5	12.6	—	—	(46.9)
Total	$94.1	$207.4	$55.5	$22.2	$4.9	$384.1

ANGI HOMESERVICES OPERATING INCOME MARGIN AND ADJUSTED EBITDA MARGIN RECONCILIATION

		Angie’s List Transaction-Related Items			Handy
		Deferred Revenue	Transaction	Stock-based	Transaction	Excluding Transaction-
Q3 2018	As Reported	Write-offs	Costs	Compensation Expense	Costs	Related Items

Revenue	$303.1	$0.7				$303.8

Operating income	$33.5	$0.7	$0.3	$16.0	$1.3	$51.8
Operating income margin	11%					17%

Adjusted EBITDA	$77.7	$0.7	$0.3		$1.3	$80.0
Adjusted EBITDA margin	26%					26%

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the combination of HomeAdvisor and Angie’s List) of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of November 2, 2018 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the combination of HomeAdvisor and Angie’s List).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, customer lists and user base, content, trade names and memberships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on November 8, 2018 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  Actual results could differ materially from those contained in these  forward-looking statements for a variety of reasons, including, among others: (i) our continued ability to market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, (ii) the failure or delay of the markets and industries in which our businesses operate to migrate online, (iii) our continued ability to introduce new and enhanced products and services that resonate with consumers, (iv) our ability to market our various products and services in a successful and cost-effective manner, (v) our ability to compete effectively against current and future competitors, (vi) our ability to build, maintain and/or enhance our various brands, (vii) our ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) our continued ability to rely on third parties in connection with the distribution and use of our products and services, (ix) adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, (x) our continued ability to communicate with users and consumers via e-mail or an effective alternative means of communication, (xi) the migration of users from our higher monetizing dating products to our lower monetizing dating products, (xii) our ability to successfully offset increasing digital app store fees, (xiii) our ability to establish and maintain relationships with quality service professionals, (xiv) changes in our relationship with, or policies implemented by, Google, (xv) foreign exchange currency rate fluctuations, (xvi) our ability to protect our systems from cyberattacks and to protect personal and confidential user information, (xvii) the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, (xviii) the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), (xix) changes in key personnel, (xx) our ability to service our outstanding indebtedness, (xxi) dilution with respect to our investments in Match Group and ANGI Homeservices, (xxii) operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, (xxiii) our ability to successfully integrate Angie’s List, (xxiv) our ability to expand successfully into international markets, (xxv) regulatory changes and (xxvi) our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties.  Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds great companies.  We are guided by perpetual curiosity, a constant questioning of the status quo, and an insatiable desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders, with more in the wings.  IAC today operates Vimeo, Dotdash, The Daily Beast and Investopedia, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, and OkCupid, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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